SUB-ITEM 77C


The sole shareholder of Blended Research Growth Series and Blended Research Value Series, each a series of MFS/Sun Life Series Trust
(the Trust), took action by unanimous written consent, as permitted by the Trusts Declaration of Trust on December 19, 2007, to approve the following matters:

1. That the terms of the Investment Advisory Agreement dated December 19, 2007, between the Trust on behalf of Blended Research
Growth  Series  and   Massachusetts Financial  Services Company,  a copy of
which is attached hereto, be, and they hereby are, ratified, confirmed and approved;

2.       That the terms of the Investment  Advisory  Agreement dated
December 19, 2007,  between the Trust on  behalf  of  Blended   Research
Value  Series  and   Massachusetts Financial  Services Company,  a copy of
which is attached hereto, be, and they hereby are, ratified, confirmed and approved; and

3. That the selection of Deloitte & Touche LLP, independent public accountants, by the managers of the Trust, pursuant to and subject to the provisions of Section 32(a) of the Investment Company Act of 1940 as the independent public accountants of the Series to certify every financial statement certified by an independent public accountant which is required by any law or regulation to be filed by each Series in respect of all or any part of the Series fiscal year ending December 31, 2007, be, and it hereby is, ratified, confirmed and approved.